EXHIBIT 99.1

Bioject Medical Technologies Inc.
John Gandolfo, Chief Financial Officer
908-470-2800, ext. 5102
jgandolfo@bioject.com

John Baldissera
BPC Financial Marketing
800-368-1217

BIOJECT REPORTS THIRD-QUARTER 2005 RESULTS
Revenues Increase 52% over 2004

BEDMINSTER, NJ, October 26, 2005 – Bioject Medical Technologies Inc. (Nasdaq: BJCT), a leading developer of needle-free drug delivery systems, today announced financial results for the third quarter of 2005.

For the third quarter, Bioject reported revenues of $3.1 million, a 52% increase over the $2.1 million reported in the comparable year ago quarter. Third-quarter product sales were $2.7 million compared to $1.6 million in the prior year, an increase of 70%, due primarily to increased sales of the Vetjet product to Merial.  The Company reported a third-quarter operating loss of $1.0 million and a net loss allocable to common shareholders of $1.2 million, compared to an operating loss and net loss allocable to common shareholders of $2.2 million in the comparable year-ago quarter. The reduced operating loss reflects an improvement in manufacturing margin of 8% and a decrease in research and development expenses of $624,000 and sales, general and administrative expenses of $221,000. At September 30, 2005, the Company reported cash, cash equivalents and marketable securities of $4.3 million compared to $3.8 million on June 30, 2005.

Basic and diluted net loss per common share for the quarter were $0.08 per share on 13.8 million weighted average shares outstanding, compared to a net loss of $0.16 per share on 13.6 million weighted average shares outstanding for the same period last year.

For the nine months ended September 30, 2005, Bioject reported a net loss allocable to common shareholders of $4.5 million on revenues of $10.2 million. This compares to a net loss allocable to common shareholders of $7.0 million on revenues of $7.0 million for the same period last year.

Basic and diluted net loss per share for the nine months ended September 30, 2005 were $0.32 per share on 13.8 million weighted average shares outstanding compared to a net loss of $0.53 per share on 13.2 million weighted average shares outstanding for the comparable period last year.

“We continue to be pleased with the progress we’re making in improving our operating efficiencies and reducing our quarterly operating losses,” said Jim O’Shea, Bioject’s Chairman, President and CEO. “We are also pleased with our product sales growth compared to 2004, and anticipate future revenues to continue to grow on an annual basis.”

“We recently announced the execution of a product development agreement with a leading European biotechnology company which we currently anticipate will generate product development and regulatory milestone payments of $3.5 to $4.0 million over the next two years. We are actively seeking to finalize terms with other companies in our business development pipeline which will assist us in achieving our corporate objectives,” concluded Jim O’Shea.

The Company will conduct a conference call to discuss third-quarter results on Thursday, October 27, 2005 at 10:00 a.m. Eastern Daylight Time. The conference call will be webcast and can be accessed through the Bioject website at www.bioject.com.

Bioject Medical Technologies Inc., based in Bedminster, New Jersey, and Portland, Oregon, is an innovative developer and manufacturer of needle-free drug delivery systems. Needle-free injection works by forcing medication at high speed through a tiny orifice held against the skin. This creates a fine stream of high-pressure fluid penetrating the skin and depositing medication in the tissue beneath. The Company is focused on developing mutually beneficial agreements with leading pharmaceutical, biotechnology, and veterinary companies.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, without limitation, the risk that the Company’s products including cool.click™,  SeroJet™,  Vetjet® and Vial Adapter, will not be accepted by the market, the risk that the Company will be unable to successfully develop and negotiate new strategic relationships or maintain existing relationships, the risk that Bioject’s current or new strategic relationships will not develop into long-term revenue producing relationships, the risk that the Company may not achieve the objectives necessary for it to receive the milestone payments under the recently entered development agreement, the fact that Bioject’s business has never been profitable and may never be profitable, uncertainties related to Bioject’s dependence on the continued performance of strategic partners and technology, uncertainties related to the time required for the Company to complete research and development, obtain necessary clinical data and government clearances, the risk that the Company may be unable to produce our products at a unit cost necessary for the products to be competitive in the market and the risk that the Company may be unable to comply with the extensive government regulations applicable to Bioject’s business. Readers of this press release are referred to the Company’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K and Forms 10-Q for further discussions of factors that could affect the Company’s business and its future results. Forward-looking statements are based on the estimates and opinions of management on the date the statements are made. The Company assumes no obligation to update forward-looking statements if conditions or management’s estimates or opinions should change.

For more information on Bioject, visit www.bioject.com.

[Tables follow]

Bioject Medical Technologies Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004

Revenue
Net sales of products	$2,739	$1,608	$9,295	$5,572
License and technology fees	407	453	858	1,470
	3,146	2,061	10,153	7,042
Expenses
Manufacturing	2,145	1,377	7,022	4,544
Research and development	1,022	1,646	3,918	5,410
Selling, general and administrative	999	1,220	3,331	4,176
Total operating expenses	4,166	4,243	14,271	14,130

Operating loss	(1,020)	(2,182)	(4,118)	(7,088)

Interest income	28	30	91	139
Interest expense	(170)	(22)	(438)	(60)
	(142)	8	(347)	79
Net loss allocable to common shareholders	$(1,162)	$(2,174)	$(4,465)	$(7,009)

Basic and diluted net loss per common share	$(0.08)	$(0.16)	$(0.32)	$(0.53)

Shares used in per share calculations	13,786,099	13,637,312	13,792,693	13,233,149

Bioject Medical Technologies Inc.
Condensed Consolidated  Balance Sheets (Unaudited)
(In thousands)

	September 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$2,554	$3,848
Marketable securities	1,720	3,826
Accounts receivable	1,336	1,031
Inventories	1,663	2,127
Assets held for sale	1,104	—
Other	362	444
	8,739	11,276

Property and equipment, net	4,490	5,431
Goodwill	94	94
Other assets, net	1,425	1,569
Total assets	$14,748	$18,370

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term note payable	$1,100	$—
Current portion of long-term debt	1,000	1,000
Accounts payable and accrued liabilities	1,544	2,123
Deferred revenue	104	121
	3,748	3,244

Long term liabilities:
Long-term lease payable	357	371
Long-term debt	1,167	2,000
Deferred revenue	1,070	420

Shareholders’ equity:
Preferred stock	1,878	1,878
Common stock	110,443	109,908
Accumulated deficit	(103,915)	(99,451)
	8,406	12,335
Total liabilities and shareholders’ equity	$14,748	$18,370

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